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                                                                     Exhibit 5.1


August 19, 2003


IntraBiotics Pharmaceuticals, Inc.
2483 East Bayshore Road, Suite 100
Palo Alto, CA  94303


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IntraBiotics Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 233,333 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 2002 Non-Officer Equity Incentive Plan (the "2002 Non-Officer Plan") and pursuant to its 2000 Equity Incentive Plan (the "2000 Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2002 Non-Officer Plan and 2000 Plan, the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:   /s/  Laura Berezin
      ---------------------------
        Laura Berezin